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Exhibit 5.1

Opinion of Christopher M. Reitz, Esq.

June 2, 2005

Aquila, Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

        I am Senior Vice President, General Counsel and Corporate Secretary of Aquila, Inc., a Delaware corporation (the "Company"). I am providing this opinion in connection with the preparation and filing by the Company of a registration statement on Form S-4, as amended (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of up to 9.8039 shares of the Company's common stock (the "Common Stock") for each Premium Income Equity Security ("PIES") validly tendered and accepted for conversion pursuant to the terms and subject to the conditions of the premium offer (the "Premium Offer") set forth in the Registration Statement.

        I am familiar with the proceedings to date with respect to the Premium Offer and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

        On the basis of such examination, I am of the opinion that, when the Registration Statement has been declared effective under the Act and upon delivery by the Company in accordance with the procedures set forth in the Registration Statement, the Common Stock, which has been duly authorized for issuance, will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ CHRISTOPHER M. REITZ Christopher M. Reitz, Esq. Senior Vice President, General Counsel and Corporate Secretary Aquila, Inc.

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Opinion of Christopher M. Reitz, Esq.